Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Albemarle Corporation of our report dated February 25, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments discussed in Note 23 and the income tax disclosure in Note 18, as to which the date is May 30, 2014, and the effects of discontinued operations discussed in Note 1, as to which the date is August 7, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting which appears in Albermarle Corporation’s Current Report on Form 8-K dated August 7, 2014. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New Orleans, Louisiana

September 23, 2014